Exhibit 16.1

June 7, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE: Electric & Gas Technology, Inc.

Commission File No. 0-14754

We were previously the principal accountant for Electric & Gas Technology, Inc. ("Electric & Gas") and we reported on the financial statements of Electric & Gas as of and for the years ended July 31, 2001 and 2000. On June 5, 2002, we resigned as principal accountant. We have read Electric & Gas' statements included under Item 4 of its Form 8-K dated June 7, 2002 and we agree with such statements.

Yours very truly,

JACKSON & RHODES, P.C.

Certified Public Accountants